Exhibit 11

                        Computation of Earnings Per Share
                                   (Unaudited)



                                           Three Months Ended                            Nine Months Ended
                                   ------------------------------------       -------------------------------------
                                   Dec. 31, 1996          Dec. 31, 1995       Dec. 31, 1996           Dec. 31, 1995
                                   -------------          -------------       -------------           -------------

Weighted average common                 7,562,500            5,290,000           7,150,416                 5,290,000
shares outstanding

Dilutive effect of common
equivalent shares (a)                      38,900               38,900              38,900                    38,900

Weighted average shares
   outstanding                          7,601,400            5,328,900           7,189,316                 5,328,900
                                  ================        =============        ============         =================

Net loss                          $   (2,046,936)         $                   $                         $ (1,675,878)
                                                           (1,508,910)         (5,199,487)
                                  ================        =============       =============            ==============

Fully diluted earnings per
share (b)                                $  (.27)              $ (.28)             $ (.72)                    $ (.31)
                                  ================        =============       =============     =====================



(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) As fully diluted earning per share and primary earnings per share are equal, only fully diluted earnings per share will be disclosed in the Form 10-QSB.